Exhibit 16.1

November 3, 2010

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC   20549

Re:

Silicon South, Inc.

File Reference No. 000-51906

We were previously the independent registered public accounting firm for Silicon South, Inc., and under the date of March 16, 2010, we reported on the financial statements of Silicon South, Inc. as of December 31, 2009 and 2008, and for the years then ended.

On November 3, 2010, the Company dismissed us as its independent registered public accounting firm.  We have read Silicon South, Inc.’s statements included in Item 4.01 on Form 8-K regarding the recent change of auditors included in this Form 8K filing.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ R.R. Hawkins & Associates International

R.R. Hawkins & Associates International, a PC

Corporate Headquarters

5777 W. Century Blvd.  , Suite No. 1500

Los Angeles, CA 90045

T: 310.553.5707  F: 310.553.5337

www.rrhawkins.com